EXHIBIT 99.2

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Registration Rights Agreement ("Agreement") is entered into this 6th day of August, 2009, by and among SinoHub, Inc., a Delaware corporation (the "Company"), and the stockholders signatory hereto (each an "Stockholder" and collectively, the "Stockholders").

RECITALS

A.            The Company and the Stockholders entered into that certain Registration Rights Agreement dated April 13, 2008 (the "Original Registration Rights Agreement" and, as amended by this Agreement and any subsequent amendment, the Registration Rights Agreement), providing the stockholders named therein with certain registration rights with respect to certain securities of the Company owned by them.

B.            The Company now wishes to amend the Registration Rights Agreement to provide for the inclusion of additional persons as Stockholders thereunder and to provide for the inclusion of additional shares of the Company’s Common Stock as Registrable Securities thereunder and the undersigned Stockholders, who hold a majority of the Registrable Securities wish to consent to such grant subject to the terms set forth herein.

NOW, THEREFORE, the parties, in consideration of the mutual promises contained in this Agreement, agree as follows:

AGREEMENT

1.             The term “Stockholder” is hereby amended to mean (i) those persons who signed the Original Registration Rights Agreement (ii) those persons who subsequently execute counterpart signature pages to the Registration Rights Agreement as a result of acquiring Registrable Securities in the manner described in clause (i)(c) of the definition of Registrable Securities and (iii) Subsequent Stockholders.

2.             The third Whereas clause of the Original Registration Rights Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

WHEREAS, pursuant to the provisions of a certain Agreement and Plan of Merger by and among the Company, SinoHub Acquisition Corp., Old SinoHub and Steven L. White, the then-principal stockholder of the Company dated May 12, 2008 (the “Merger Agreement”), the Preferred Stock was converted into shares of Common Stock of the Company (the “Conversion Shares”);

3.             Section 1 of the Original Registration Rights Agreement is hereby amended by adding the following definitions:

“Qualified Purchase Agreement” means a purchase agreement by and between the Company and one or more investors providing for the purchase of shares of Common Stock from the Company by such investors and for the inclusion of such shares as Registrable Securities under this Agreement.

“Subsequent Shares” means (i) shares of Common Stock acquired by a Subsequent Stockholder pursuant to a Qualified Purchase Agreement with the Company, provided that the aggregate number of Subsequent Shares issued pursuant to Qualified Purchase Agreements shall not exceed 2,000,000, such number subject to equitable adjustment upon the occurrence of an event described in clause (ii) of the definition of Registrable Securities or (ii) shares described in clause (i) above which are acquired by a Subsequent Stockholder from a Subsequent Stockholder pursuant to the terms of this Agreement.

“Subsequent Stockholder” means a person becoming party to this Agreement subsequent to April 13, 2009 by virtue of acquiring Subsequent Shares.

4.             Section 1 of the Original Registration Rights Agreement is hereby amended by deleting the definitions of “Registrable Securities” and “Shares” in its entirety and replacing it with the following:

“Registrable Securities” means: (i) the Shares held by the Stockholder (including, without limitation, (a) Shares purchased by the Stockholder directly from Old SinoHub pursuant to the Purchase Agreements, (b) Shares purchased by the Stockholder directly from SinoHub pursuant to a Qualified Purchase Agreement and (c) Shares acquired by a Stockholder by purchase, gift or other form of transfer either (I) prior to the date of this Agreement that complied with the terms of the Purchase Agreements or (II) subsequent to the date of this Agreement that complies with the terms hereunder) and (ii) any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event, or any price adjustment as a result of such stock splits, reverse stock splits or similar events with respect to the Shares.  Notwithstanding the foregoing, a security shall cease to be a Registrable Security for purposes of this Agreement from and after such time as (x) the security is sold or otherwise transferred by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or (y) the Holder of such security may resell such security without volume restrictions under Rule 144, as evidence by an opinion of counsel reasonably acceptable to the Company.

“Shares” means Conversion Shares and Subsequent Shares.

5.             This Agreement shall take effect when signed by Stockholders who are the holders of at least a majority of the Registrable Securities under the Original Registration Agreement. at which point, as provided in the Original Registration Rights Agreement, this Agreement will be binding on all Stockholders.

6.             Capitalized terms used herein without definition shall have the meanings ascribed to them in the Original Registration Rights Agreement.

7.             This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.             Except to the extent amended hereby, the terms and provisions of the Agreement shall remain in full force and effect.

9.             This Agreement shall be governed by and construed under the General Corporation Law of the State of Delaware as to all matters within the scope thereof and as to all other matters by the internal laws of The Commonwealth of Massachusetts as applied to agreements among Massachusetts residents entered into and to be performed entirely within Massachusetts, without reference to principles of conflict of laws or choice of laws.

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SIGNATURE PAGES OF COMPANY AND INVESTORS TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the above date.

SINOHUB, INC.

By:
Name: Henry T. Cochran
Title: Chief Executive Officer

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SIGNATURE PAGES OF STOCKHOLDERS TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the above date.

/s/ Jan Rejbo
Jan Rejbo

/s/ Henry T. Cochran
Henry T. Cochran